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                                                                   EXHIBIT 10.18


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 3rd day of November, 1997, is entered into by Cumberland Farms, Inc., a Delaware corporation (the "Company"), and Mark G. Howard, residing at 15 Greylock Road, Wellesley, Massachusetts (the "Employee").

     The Company desires to employ the Employee, and the Employee desires to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

     1. TERM OF EMPLOYMENT. The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on October 1, 1997 (the "Commencement Date"), and ending on December 31, 1998 (such period, as it may be extended, the "Employment Period"), unless sooner terminated in accordance with the provisions of Section 4.

     2. TITLE, CAPACITY. The Employee shall serve as the Associate General Counsel and Secretary of the Company, and General Counsel of its Gulf Division. The Employee shall be subject to the supervision of, and shall have such authority as is generally exercised by, a general counsel of similar companies of like size and as delegated to him by the Company's chief executive officer and/or the Board. The Employee hereby accepts such employment and agrees to undertake the duties and


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responsibilities or such other duties and responsibilities as the chief executive officer and/or the Board shall from time to time reasonably assign to him. The Employee agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period.

     3.   COMPENSATION AND BENEFITS.

          3.1 SALARY. The Company shall pay the Employee, in monthly installments, an annual base salary to be set by a majority vote of the Compensation Committee of the Board ("Base Salary") for each fiscal year during the Employment Period, and an allocable portion of such Base Salary in the event that the Employee is employed by the Company under this Agreement for less than all of any particular fiscal year during the Employment Period. The Compensation Committee shall determine the amount of Employee's Base Salary to be effective as of October 1, 1997, and such Base Salary shall be subject to adjustment from time to time as determined by the Compensation Committee, with the consent of the Employee.

          3.2 FRINGE BENEFITS. The Employee shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee's position, tenure, salary, age, health and other qualifications make him eligible to participate, including, but not limited to, the programs indicated on SCHEDULE A to this Agreement. The Employee shall be entitled to a minimum of four weeks paid vacation, or any greater amount pursuant to any plan adopted by the Company, for each fiscal year, to be taken at such


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times as the Employee deems appropriate consistent with his obligations under this Agreement.

          3.3 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as may be appropriate.

     4. EMPLOYMENT TERMINATION. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

          4.1 Expiration of the Employment Period in accordance with Section 1; PROVIDED, HOWEVER, that the Company may continue to employ Employee thereafter on such terms and conditions as Employee and the Company may agree; and PROVIDED FURTHER that this Agreement may be renewed only upon a majority vote of the Board.

          4.2 By a majority vote of the Board, for cause, immediately upon written notice by the Company to the Employee. For the purposes of this Section 4.2, cause for termination shall only be deemed to exist upon (a) a finding by a Justice of the Superior Court of Massachusetts of failure of the Employee to perform his assigned duties for the Company, dishonesty, gross negligence or misconduct, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by


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the Employee to, any crime involving moral turpitude or any felony.

          4.3 Thirty days after the death or disability of the Employee. As used in this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of 90 consecutive days during any 360-day period to perform the services contemplated under this Agreement. A determination that Employee is disabled made by the Company's disability insurance carrier shall be binding on the Company. However, if the Company's disability insurance carrier determines that Employee is not disabled, Employee shall be free to challenge the carrier's determination by seeking a disability determination from a physician satisfactory to both the Employee and the Company; PROVIDED THAT if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

          4.4 At the election of either party without cause, but subject to the provision of Section 5 hereof, upon not less than 60 days' prior written notice of termination; PROVIDED, HOWEVER, that Employee's employment may not be terminated by the Company pursuant to this paragraph except upon a majority vote of the Board.

     5.   EFFECT OF TERMINATION.

          5.1 TERMINATION FOR CAUSE. In the event the Employee's employment is terminated for cause pursuant to Section 4.2, or at the Employee's election, the Company shall pay to the


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Employee the compensation and benefits otherwise payable to him under Section 3 through the last day of his actual employment by the Company.

          5.2 TERMINATION AT THE BOARD'S ELECTION. For the purposes of this paragraph "Anticipated Annual Compensation" shall mean the greater of (i) Employee's Base Salary at the time of termination, or (ii) Employee's Base Salary effective as of October 1, 1997, as defined in Section 3.1 above. In the event that the Board elects to terminate the Employee without cause, under paragraph 4.4 hereof, then the Company shall pay Employee severance pay at an annualized rate equal to the Anticipated Annual Compensation for the greater of
(i) twelve (12) months or (ii) the number of months then remaining between the date of termination and December 31, 1998. Such severance payments shall be made in monthly installments equal to one-twelfth (1/12th) of the Anticipated Annual Compensation. To the extent that Employee is terminated on or after December 31, 1997, Employee's entitlement to receive this severance pay shall not be affected or reduced by any earnings he may receive from a subsequent employer during the severance period. However, if Employee is terminated before December 31, 1997, then, for the period from the date of termination until December 31, 1997 ONLY (but not during the period from January 1, 1998 to December 31, 1998), Employee's entitlement to receive this severance pay shall be reduced by any earnings he may receive from a subsequent employer during such period.

          5.3 TERMINATION FOR DEATH OR DISABILITY. If the Employee's employment is terminated by death or because of


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disability pursuant to Section 4.3, the Company shall pay to the estate of the
Employee or to the Employee, as the case may be, the compensation which would otherwise be payable to the Employee up to the end of the month in which the termination of his employment because of death or disability occurs. In addition, in the event that termination is for disability, the Company shall also pay the difference between the monthly long-term disability insurance coverage provided and that amount received from Social Security and the Employee's Base Salary, and shall keep in force all medical coverage, for the period remaining in this Agreement.

          5.4 SEVERANCE PAY AFTER THE EXPIRATION OF THIS AGREEMENT. Should (a) Employee continue to be employed by the Company on or after December 31, 1998, and (b) the Company terminate Employee's employment at the expiration of the Employment Period or thereafter other than for cause (as defined in Section 4.2 above), the Company shall pay Employee severance pay at a rate equal to the Anticipated Annual Compensation (as defined in Section 5.2 above), for a period of twelve (12) months following Employee's termination date. Such severance payments shall be made to Employee at such times as Employee would have received salary payments during such twelve (12) month period. This paragraph shall survive the expiration of this Agreement. Employee's entitlement to receive this severance pay shall not be affected by any earnings he may receive from a subsequent employer during the severance period.

          5.5 EXCEPTION TO SEVERANCE OBLIGATIONS. The Company shall not be obligated to pay severance pay to Employee pursuant


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to paragraphs 5.2 and 5.4 above if (i) Employee's employment with the Company is terminated in connection with a sale of all or substantially all of the assets of the Company and (ii) Employee is offered employment with the entity acquiring such assets in exchange for compensation and benefits (including severance benefits) at least equal to those then being offered to Employee by the Company.

          5.6 INDEMNIFICATION AND ADEQUATE ASSURANCE AGAINST PERSONAL LIABILITY. The Company hereby agrees to indemnify the Employee against any claims against the Company for which he may have personal liability. Notwithstanding any other provision of this Agreement, prior to the effective date of the Employee's termination, and for one year thereafter, whether for cause or otherwise, the Company shall provide the Employee with adequate assurance that all the liabilities of the Company which, if unpaid, may constitute a personal liability of the Employee have been satisfied or will be satisfied by the Company, which adequate assurance, at the Employee's election may include, without limitation, requiring the Company to make advance payments to establish a cash escrow fund for or set aside and pledge to secure such liabilities. This Contract and the Employee's compensation shall not terminate until such adequate assurance is provided.

     6. RESTRICTIVE COVENANTS. Unless otherwise agreed in writing by the parties to this Agreement, during Employee's employment by the Company, and for a period of one (1) year (or, if longer, for the period of time during which Employee continues to receive severance payments from the Company) after Employee's


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employment with the Company terminates for any reason, voluntarily or involuntarily, or with or without cause, Employee will not, directly or indirectly, whether through Employee's own efforts or through the efforts of another, or in any way assisting or employing the assistance of, any other person or entity, hire or employ any employee of the Company at the Vice President level or higher, or recruit, solicit or induce (or in any way assist another in soliciting or inducing) any such employee of the Company to terminate his or her relationship with the Company.

     Employee understands and agrees that the above restrictions are reasonable and necessary to protect the confidential information, goodwill, and other legitimate business interests of the Company, and that, in the event of an actual or threatened breach of the above provisions, the Company will suffer immediate and irreparable harm, and will be entitled to injunctive relief to prevent such a breach, in addition to any other remedies to which it may be entitled by law. If any of the provisions of this Agreement are determined to be unenforceable in whole or in part, Employee understands and agrees that such a determination shall not affect the validity and enforceability of this Agreement.

     7. CONFIDENTIALITY. Employee agrees that he will not, at any time during or after his employment by the Company, without the Company's prior written consent, reveal or disclose to any person outside of the Company, or use for his own benefit or the benefit of any other person or entity, any confidential information concerning the business or affairs of the Company, or


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concerning the Company's customers, clients or employees ("Confidential
Information"). For purposes of this Agreement, Confidential Information shall include, but shall not be limited to, financial information or plans; sales and marketing information or plans; business or strategic plans; salary, bonus or other personnel information of any type; information concerning methods of operation; proprietary systems or software; legal or regulatory information; cost and pricing information or policies; information concerning new or potential products or markets; and information concerning new or potential investors, customers, clients, or shareholders. Confidential Information shall not include Confidential Information already available to the public through no act of Employee's.

     Employee further understands and agrees that all such Confidential Information, however or whenever produced, shall be the Company's sole property, and shall not be removed by Employee (or anyone acting at Employee's direction or on his behalf) from the Company's custody or premises without the Company's prior written consent. Upon the termination of Employee's employment, Employee will promptly deliver to the Company all copies of all documents, equipment, property or materials of any type in his possession, custody or control, that belong to the Company, and/or that contain, in whole or in part, any Confidential Information.

     8. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid,


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addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

     9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     10. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

     11. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; PROVIDED, HOWEVER, that the obligations of the Employee are personal and shall not be assigned by him.

     13.  MISCELLANEOUS.

          13.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.


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          13.2 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

          13.3 All amounts of compensation referred to in this Agreement are subject to withholding as required by law.

          13.4 Nothing in this Agreement shall limit or restrict in any way the rights of the Employee to act as a shareholder or member of the Board of Directors of the Company.

          13.5 The Company shall pay all reasonable attorney's fees and costs incurred by the Employee in connection with the defense of any action brought by a third party in which this Agreement or the Employee's performance thereunder is in issue.

          13.6 The Company shall pay (and shall advance to Employee) all reasonable costs and attorneys' fees incurred by the Employee in connection with any action or claim brought by Employee to enforce the Company's obligations under this Agreement; provided, however, that in the event that it is finally determined that the action or claim as to which such costs and fees were advanced was frivolous, Employee will repay such costs and fees to the Company. For purposes of this paragraph, it shall not be "finally determined" that an action or claim was frivolous unless all appeals as to that issue have been resolved, or all appeal periods as to that issue have expired without an appeal of that issue having been taken.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                        CUMBERLAND FARMS, INC.



                                        By: /s/ Arthur Koumantzelis
                                           --------------------------------
                                                Arthur Koumantzelis

                                        Title:  Chief Financial Officer


                                        EMPLOYEE


                                        /s/ Mark G. Howard
                                        -----------------------------------
                                        Mark G. Howard